                    NEWS RELEASE

C&J Energy Services Announces Fourth Quarter 2017 Results

•	Revenue increased 11.1% sequentially and 101.7% year-over-year

•	Adjusted EBITDA(1) increased 30.5% sequentially to $57.3 million based on net income of $57.0 million

•	Completion Services segment revenue increased 15.8% sequentially, generating incremental margin of 24.0%, driven by continued strong customer demand and additional asset deployment

•	Well Support Services segment Adjusted EBITDA more than tripled sequentially based on net income of $2.9 million

•	Planning to have all 900,000 frac horsepower deployed by year-end 2018

HOUSTON, TEXAS, February 22, 2018 – C&J Energy Services, Inc. (“C&J” or the “Company”) (NYSE: CJ) today announced its financial and operating results for the fourth quarter ended December 31, 2017.

Fourth Quarter 2017 Financial Highlights

We grew revenue to $491.8 million for the fourth quarter of 2017, compared to $442.7 million in the third quarter of 2017, primarily driven by strong performance in our Completion Services segment. Revenue in the fourth quarter of 2016 totaled $243.8 million. The significant increase in revenue compared to the prior year period was due to substantially higher activity levels and greatly improved pricing across an expanding asset base as we successfully deployed new equipment and reactivated stacked equipment in response to strong customer demand. Although we experienced the typical year-end seasonality, primarily in December, we successfully deployed additional equipment, maintained utilization and captured improved market pricing across our core service lines throughout the quarter.

For the fourth quarter of 2017, we reported increased net income of $57.0 million, or $0.88 per diluted share. This compared to net income of $10.5 million, or $0.17 per diluted share, for the third quarter of 2017, and a net loss of $(118.4) million, or $(1.00) per diluted share, for the fourth quarter of 2016. Net income in the fourth quarter of 2017 included a $29.0 million, or $0.45 per diluted share, tax benefit pertaining to our acquisition of O-Tex Holdings, Inc., including O-Tex Pumping, L.L.C., and other operating subsidiaries (collectively, "O-Tex" and the "O-Tex Acquisition"), an $11.8 million after-tax, or $0.18 per diluted share, net gain on the sale of our Canadian rig services business and $3.4 million after-tax, or $0.06 per diluted share, of acquisition-related costs pertaining to the O-Tex Acquisition. Net loss in the fourth quarter of 2016 included $27.4 million after-tax, or $0.23 per diluted share, of inventory write-down and asset impairment expenses and $20.7 million, or $0.17 per diluted share, of reorganization and debt restructuring costs associated with the Chapter 11 proceeding that we successfully completed on January 6, 2017.

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During the fourth quarter of 2017, Adjusted EBITDA(1) totaled $57.3 million, increasing from Adjusted EBITDA of $43.9 million in the third quarter of 2017 and Adjusted EBITDA of $(11.6) million in the fourth quarter of 2016.

C&J’s President and Chief Executive Officer, Don Gawick, commented, “2017 was an outstanding year for C&J. We entered the year strongly positioned for the upsurge in completion activity and we executed well. I am proud of our performance and the growth we achieved over the year, delivering several quarters of improved financial results, while accomplishing a number of significant corporate objectives. With 11% sequential growth in revenue, the fourth quarter marked our fourth consecutive quarter to achieve double-digit revenue gains, resulting in a 102% increase in revenue over the prior year quarter. We also grew Adjusted EBITDA by over 500% compared to the prior year period, with fourth quarter Adjusted EBITDA up 31% sequentially. These results were driven by a tremendous performance across our core service lines, as we capitalized on increasing activity levels, steadily grew our business and gained market share in our core completion services lines through the deployment of additional equipment, and targeted sales and marketing efforts.

“Looking at the fourth quarter, strong customer demand enabled us to continue to deploy additional completion services equipment into key operating basins. We strategically managed our growing asset base to capture higher pricing and maintain solid utilization without a loss in service quality, resulting in another quarter of improved financial performance despite the seasonal slowdown. In our Completion Services segment, demand for our core services remained strong and the supply of available equipment in the market remained tight throughout the fourth quarter and entering the New Year. We currently plan to redeploy all of our stacked horsepower by year-end 2018 to capitalize on anticipated market opportunities. Our cementing business benefited from the closing of the O-Tex Acquisition in late November creating one of the largest U.S. oilfield cementing companies, and we are focused on maximizing our expanded cementing asset base throughout 2018. We are pleased to deliver significant improvement in our Well Support Services segment for the first time since the commodity price downturn. Despite the negative financial impact to revenue from the sale of our Canadian rig services business in early November 2017 and fourth quarter seasonality, we delivered improved segment profitability due to an increase in customer demand in select operating basins for both workover and fluids management services that enabled us to increase pricing. Our strategy is working and even as we explore potential strategic alternatives for this division, we will continue to focus on streamlining the business, increasing profitability and aligning ourselves with customers that recognize our value proposition of excellent service quality and safety.”

Business Segment Results

Completion Services

In our Completion Services segment, which includes fracturing, cased-hole wireline and pumping, well construction and intervention and completion support services, fourth quarter 2017 revenue increased 15.8% to $399.5 million from $344.9 million in the third quarter of 2017. Fourth quarter 2017 revenue increased 160.8% from revenue of $153.2 million generated in the fourth quarter of 2016. For the fourth quarter of 2017, we reported Adjusted EBITDA of $82.3 million on net income of $80.3 million in our Completion Services segment. This compared to Adjusted EBITDA of $69.0 million on net income

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of $44.6 million for the third quarter of 2017, and Adjusted EBITDA of $0.4 million on a net loss of $(42.2) million for the fourth quarter of 2016.

In our Completion Services segment, we continued to experience strong customer demand for all of our core services, which resulted in sequential improvement in both revenue and profitability despite year-end seasonality. In our fracturing business, we deployed a refurbished horizontal frac fleet to a dedicated customer in the Mid-Continent in early December 2017, which resulted in approximately 615,000 HHP deployed at quarter end consisting of fourteen horizontal and two vertical frac fleets. We also experienced solid customer demand and improved pricing in our wireline and pumping businesses, offset by varying degrees of year-end seasonality as certain core customers either substantially reduced activity levels or deferred certain jobs into the first quarter of 2018. With respect to our wireline business, our Texas districts continued to outperform, delivering an almost 13.0% increase in revenue that enhanced fourth quarter profitability and offset seasonal revenue declines in other core basins. In our well construction and intervention services business, our fourth quarter financial performance benefited from the closing of the O-Tex Acquisition. Additionally, our cementing services business continued to experience growing demand and improved utilization in our core West Texas operating basin as we were awarded more rigs from both new and existing customers. In our coiled tubing business, despite fourth quarter seasonality, utilization and pricing continued to improve due to tight market conditions for large diameter units and our recently signed agreements for dedicated units with some of our most active customers in both South and West Texas. Demand for large diameter units remains strong, and we are currently evaluating additional dedicated agreements with select customers for our two new-build units that we expect to be delivered early in the second quarter of 2018.

Well Support Services

In our Well Support Services segment, which includes rig services, fluids management services, and special services, including artificial lift applications and other specialty well site services, fourth quarter 2017 revenue decreased 5.6% to $92.3 million from $97.7 million in the third quarter of 2017. Fourth quarter 2017 revenue increased 3.9% from revenue of $88.8 million generated in the fourth quarter of 2016. For the fourth quarter of 2017, we reported Adjusted EBITDA of $2.7 million on net income of $2.9 million in our Well Support Services segment. This compared to Adjusted EBITDA of $0.8 million on a net loss of $(7.9) million for the third quarter of 2017, and Adjusted EBITDA of $4.7 million on a net loss of $(16.2) million for fourth quarter of 2016.

During the fourth quarter of 2017, Well Support Services segment revenue decreased sequentially primarily due to the sale of our Canadian rig services business in early November 2017 and the typical year-end seasonal slowdown. However, we improved segment profitability by executing on improving demand in select core basins and obtaining higher overall pricing for our services, even with an additional $1.6 million of inventory write-downs in our artificial lift business. In our rig services business, we continued to capitalize on high-grading our customer base and reallocating assets to areas with improving demand and higher overall pricing. In West Texas, despite a seasonally-driven decline in workover rig and trucking activity, revenue increased nearly 4.0% driven by plug and abandonment, frac tank rentals and special services. Additionally, our special services business experienced improved revenue and profitability due to higher activity levels in California. As oil prices increased, we continued with our strategy of selectively deploying equipment with customers that plan to increase workover or well maintenance activities in our core operating basins. In our fluids manage

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ment business, improving activity levels primarily in West Texas and the Mid-Continent resulted in higher pricing and sequential improvement in both revenue and profitability. However, our ability to fully capitalize on those opportunities was limited due to a lack of skilled labor, and we believe that pricing will need to further increase in order to both attract and retain additional personnel to meet improving demand for fluids management services as production levels continue to increase.

Other Financial Information

Our selling, general and administrative expense for the fourth quarter of 2017 was $68.0 million, compared to $59.6 million for the third quarter of 2017 and $47.1 million for the fourth quarter of 2016. The sequential increase was driven by restructuring and severance costs associated with the divestiture of our Canadian rig services business, the inclusion of selling, general and administrative expense for O-Tex during the month of December, and integration and transaction costs associated with the O-Tex Acquisition.

Depreciation and amortization expense in the fourth quarter of 2017 was $39.9 million, compared to $36.3 million for the third quarter of 2017 and $52.9 million in the fourth quarter of 2016. The sequential increase was driven by increased capital expenditures associated with equipment placed into service in both the third and fourth quarters and the integration of the O-Tex asset base.

Liquidity

As of December 31, 2017, we had a cash balance of $113.9 million and no borrowings drawn on our credit facility, which had borrowing capacity of $178.4 million. As a result, we exited the fourth quarter with total liquidity of $292.3 million. Capital expenditures totaled $58.7 million during the fourth quarter of 2017, compared to $78.9 million in the third quarter of 2017, and $13.3 million in the fourth quarter of 2016.

Acquisition of O-Tex

As previously announced, on November 30, 2017, we completed the O-Tex Acquisition. Under the terms of the acquisition agreement, we acquired all of the outstanding equity interests of O-Tex in a cash and stock transaction, with consideration comprised of $132.5 million in cash, subject to certain customary post-closing purchase price adjustments, and 4.42 million shares of our common stock. The cash component of the purchase price was funded with cash on hand. This acquisition accelerated the growth of our well construction and intervention services business and immediately transformed our cementing service line into one of the largest in the lower forty-eight U.S. land market.

Conference Call Information

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We will host a conference call on Thursday, February 22, 2018 at 10:00 a.m. ET / 9:00 a.m. CT to discuss our fourth quarter 2017 financial and operating results. Interested parties may listen to the conference call via a live webcast accessible on our website at www.cjenergy.com or by calling U.S. (Toll Free): 1-855-560-2574 or International: 1-412-542-4160 and asking for the “C&J Energy Services' Earnings Call.” Please dial-in ten to fifteen minutes before the scheduled call time to avoid any delays entering the earnings call. An archive of the webcast will be available shortly after the call on our website at www.cjenergy.com for twelve months following the call. A replay of the call will also be available for one week by calling U.S. (Toll Free): 1-877-344-7529 or International: 1-412-317-0088, using the access code: 10116231.

About C&J Energy Services

C&J Energy Services is a leading provider of well construction and intervention, well completion, well support and other complementary oilfield services to oil and gas exploration and production companies throughout the United States. We offer a comprehensive, vertically-integrated suite of services throughout the life cycle of the well, including fracturing, cased-hole wireline and pumping, cementing, coiled tubing, directional drilling, rig services, fluids management, artificial lift and other well support services. We are headquartered in Houston, Texas and operate in all active onshore basins of the continental United States. For additional information about C&J, please visit www.cjenergy.com.

C&J Energy Services Investor Contact
Daniel E. Jenkins
Vice President – Investor Relations
investors@cjenergy.com
1-713-260-9986

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “expect,” “plan,” “forecasts,” “will,” “could,” “may,” and similar expressions that convey the uncertainty of future events or outcomes, and the negative thereof, are intended to identify forward-looking statements. Forward-looking statements contained in this news release, which are not generally historical in nature, include those that express a belief, expectation or intention regarding our future activities, plans and goals and our current expectations with respect to, among other things: our ability to successfully integrate O-Tex's business with our own; our operating cash flows, the availability of capital and our liquidity; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on

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management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: the ultimate timing, outcome and results of integrating the assets acquired from O-Tex into our business and our ability to realize the anticipated benefits; a decline in demand for our services, including due to declining commodity prices, overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by E&P companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; pressure on pricing for our core services, including due to competition and industry and/or economic conditions, which may impact, among other things, our ability to implement price increases or maintain pricing on our core services; the loss of, or interruption or delay in operations by, one or more significant customers; the failure by one or more significant customers to pay amounts when due, or at all; changes in customer requirements in markets or industries we serve; costs, delays, regulatory compliance requirements and other difficulties in executing our long-term growth strategy, including those related to; the effects of recent or future acquisitions on our business, including our ability to successfully integrate our operations and the costs incurred in doing so; business growth outpacing the capabilities of our infrastructure; adverse weather conditions in oil or gas producing regions; the effect of environmental and other governmental regulations on our operations, including the risk that future changes in the regulation of hydraulic fracturing could reduce or eliminate demand for our hydraulic fracturing services; the incurrence of significant costs and liabilities resulting from litigation; the incurrence of significant costs and liabilities resulting from our failure to comply, or our compliance with, new or existing environmental regulations or an accidental release of hazardous substances into the environment; the loss of, or inability to attract, key management personnel; a shortage of qualified workers; the loss of, or interruption or delay in operations by, one or more of our key suppliers; operating hazards inherent in our industry, including the significant possibility of accidents resulting in personal injury or death, property damage or environmental damage; accidental damage to or malfunction of equipment; our ability to maintain sufficient liquidity and/or obtain adequate financing to allow us to execute our business plan; and our ability to comply with covenants under our amended credit facility.

C&J cautions that the foregoing list of factors is not exclusive. For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.
_________________________

(1)
Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization, other income (expense), net, net gain or loss on disposal of assets, acquisition-related costs and other non-routine items. Management believes that Adjusted EBITDA is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the

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Company’s normal operating results. For a reconciliation of net income (loss) to Adjusted EBITDA, please see the tables at the end of this press release.

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C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	Successor		Predecessor	Successor	Predecessor
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Revenue	$491,750	$442,652	$243,822	$1,638,739	$971,142

Costs and expenses:
Direct costs	375,896	339,980	238,877	1,288,092	947,255
Selling, general and administrative expenses	67,975	59,639	47,062	250,871	229,267
Research and development	1,424	1,674	1,758	6,368	7,718
Depreciation and amortization	39,940	36,271	52,883	140,650	217,440
Impairment expense	—	—	5,988	—	436,395
(Gain) loss on disposal of assets	(20,947)	(1,324)	(1,144)	(31,463)	3,075

Operating income (loss)	27,462	6,412	(101,602)	(15,779)	(870,008)

Other income (expense):
Interest expense, net	(251)	(171)	(1,908)	(1,527)	(157,465)
Other income (expense), net	(1,220)	1,116	(2,895)	3	9,504
Total other income (expense)	(1,471)	945	(4,803)	(1,524)	(147,961)

Income (loss) before reorganization items and income taxes	25,991	7,357	(106,405)	(17,303)	(1,017,969)

Reorganization items	—	—	14,453	—	55,330
Income tax benefit	(31,004)	(3,127)	(2,487)	(39,760)	(129,010)

Net income (loss)	$56,995	$10,484	$(118,371)	$22,457	$(944,289)

Net income (loss) per common share:
Basic	$0.89	$0.17	$(1.00)	$0.37	$(7.98)
Diluted	$0.88	$0.17	$(1.00)	$0.37	$(7.98)

Weighted average common shares outstanding:
Basic	64,234	62,697	118,629	61,208	118,305
Diluted	64,497	62,902	118,629	61,460	118,305

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C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	Successor	Predecessor
	December 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$113,887	$64,583
Accounts receivable, net of allowance of $4,269 at December 31, 2017 and $2,951 at December 31, 2016	367,906	137,084
Inventories, net	77,793	54,471
Prepaid and other current assets	33,011	37,611
Deferred tax assets	—	6,020
Total current assets	592,597	299,769
Property, plant and equipment, net of accumulated depreciation of $133,755 at December 31, 2017 and $683,189 at December 31, 2016	703,029	950,811
Other assets:
Goodwill	147,515	—
Intangible assets, net	123,837	76,057
Deferred financing costs, net	3,379	—
Other noncurrent assets	38,500	35,045
Total assets	$1,608,857	$1,361,682
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$138,624	$74,382
Payroll and related costs	52,812	17,991
Accrued expenses	66,547	60,363
DIP Facility	—	25,000
Other current liabilities	867	2,980
Total current liabilities	$258,850	$180,716
Deferred tax liabilities	3,917	15,613
Other long-term liabilities	24,668	18,577
Total liabilities not subject to compromise	$287,435	$214,906
Liabilities subject to compromise	—	1,445,346
Commitments and contingencies
Shareholders' equity
Predecessor common shares, par value of $0.01, 750,000,000 shares authorized, 119,529,942 issued and outstanding at December 31, 2016	—	1,195
Predecessor additional paid-in capital	—	1,009,426
Successor common stock, par value of $0.01, 1,000,000,000 shares authorized, 68,546,820 issued and outstanding at December 31, 2017	686	—
Successor additional paid-in capital	1,298,859	—
Accumulated other comprehensive loss	(580)	(2,600)
Retained earnings (deficit)	22,457	(1,306,591)
Total stockholders' equity (deficit)	1,321,422	(298,570)
Total liabilities and stockholders' equity	$1,608,857	$1,361,682

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C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year ended
	Successor	Predecessor
	December 31, 2017	December 31, 2016
Cash flows from operating activities:
Net income (loss)	$22,457	$(944,289)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	140,650	217,440
Impairment expense	—	436,395
Inventory write-down	—	35,350
Contingent consideration adjustment	—	(4,700)
Deferred income taxes	(31,244)	(129,533)
Provision for doubtful accounts	4,444	1,735
Equity (earnings) loss from unconsolidated affiliate	83	5,663
(Gain) loss on disposal of assets	(31,463)	3,075
Share-based compensation expense	23,437	17,740
Amortization of deferred financing costs	608	48,310
Accretion of original issue discount	—	52,414
Reorganization items	—	30,611
Changes in operating assets and liabilities:
Accounts receivable	(203,101)	137,075
Inventories	(26,072)	4,244
Prepaid expenses and other current assets	16,013	24,447
Accounts payable	41,801	(75,016)
Payroll and related costs and accrued expenses	38,104	35,028
Income taxes payable	1,714	3,604
Other	2,663	(6,965)
Net cash provided by (used in) operating activities	94	(107,372)
Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(210,186)	(57,909)
Proceeds from disposal of property, plant and equipment and non-core service lines	68,250	32,809
Payments made for business acquisitions	(133,750)	—
Other payments related to non-core service lines	—	(1,827)
Net cash used in investing activities	(275,686)	(26,927)
Cash flows from financing activities:
Proceeds from revolving debt	—	174,000
Payments on revolving debt and term loans	—	(13,250)
Proceeds from DIP Facility	—	23,000
Payments of capital lease obligations	—	(2,388)
Financing costs	(1,739)	(1,009)
Proceeds from issuance of common stock, net of offering costs	215,920	—
Employee tax withholding on restricted stock vesting	(3,842)	(497)
Excess tax benefit (expense) from share-based compensation	—	(5,592)
Net cash provided by financing activities	210,339	174,264
Effect of exchange rate changes on cash and cash equivalents	(2,102)	(1,282)
Net increase (decrease) in cash and cash equivalents	(67,355)	38,683
Cash and cash equivalents, beginning of period	181,242	25,900
Cash and cash equivalents, end of period	$113,887	$64,583

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C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended			Year Ended
	Successor		Predecessor	Successor	Predecessor
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income (loss)	$56,995	$10,484	$(118,371)	$22,457	$(944,289)
Interest expense, net	251	171	1,908	1,527	157,465
Income tax benefit	(31,004)	(3,127)	(2,487)	(39,760)	(129,010)
Depreciation and amortization	39,940	36,271	52,883	140,650	217,440
Other (income) expense, net	1,220	(1,116)	2,895	(3)	(9,504)
(Gain) loss on disposal of assets	(20,947)	(1,324)	(1,144)	(31,463)	3,075
Impairment expense	—	—	5,988	—	436,395
Acquisition-related costs	3,423	879	1,985	4,606	10,534
Severance, facility closures and other	5,441	—	1,679	5,954	34,179
Restructuring costs	1,952	1,661	6,690	11,236	30,401
Reorganization costs	—	—	14,453	—	55,330
Inventory write-down	—	—	21,951	—	35,350
Share-based compensation expense acceleration	—	—	—	15,658	7,792
Adjusted EBITDA	$57,271	$43,899	$(11,570)	$130,862	$(94,842)

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C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended December 31, 2017 (Successor)
	Completion Services	Well Support Services	Corporate / Elimination	Total
Net income (loss)	$80,341	$2,868	$(26,214)	$56,995
Interest expense, net	(1)	147	105	251
Income tax benefit	(28,950)	—	(2,054)	(31,004)
Depreciation and amortization	27,050	12,167	723	39,940
Other (income) expense, net	671	1,551	(1,002)	1,220
(Gain) loss on disposal of assets	(1,254)	(19,693)	—	(20,947)
Acquisition-related costs	4,475	—	(1,052)	3,423
Severance, facility closures and other	—	5,441	—	5,441
Restructuring costs	14	217	1,721	1,952
Adjusted EBITDA	$82,346	$2,698	$(27,773)	$57,271

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C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended September 30, 2017 (Successor)
	Completion Services	Well Support Services	Corporate / Elimination	Total
Net income (loss)	$44,587	$(7,937)	$(26,166)	$10,484
Interest expense, net	189	(100)	82	171
Income tax benefit	—	—	(3,127)	(3,127)
Depreciation and amortization	22,912	12,332	1,027	36,271
Other (income) expense, net	980	(1,979)	(117)	(1,116)
(Gain) loss on disposal of assets	218	(1,541)	(1)	(1,324)
Acquisition-related costs	—	—	879	879
Restructuring costs	133	10	1,518	1,661
Adjusted EBITDA	$69,019	$785	$(25,905)	$43,899

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C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended December 31, 2016 (Predecessor)
	Completion Services	Well Support Services	Other Services	Corporate / Elimination	Total
Net income (loss)	$(42,178)	$(16,158)	$(22,464)	$(37,571)	$(118,371)
Interest expense, net	208	—	—	1,700	1,908
Income tax benefit	—	—	—	(2,487)	(2,487)
Depreciation and amortization	33,729	19,221	430	(497)	52,883
Other (income) expense, net	(63)	930	2,463	(435)	2,895
(Gain) loss on disposal of assets	(1,175)	43	—	(12)	(1,144)
Impairment expense	5,134	—	854	—	5,988
Acquisition-related costs	—	—	—	1,985	1,985
Severance, facility closures and other	562	100	375	642	1,679
Restructuring costs	—	—	—	6,690	6,690
Reorganization costs	—	—	—	14,453	14,453
Inventory write-down	4,207	516	17,228	—	21,951
Adjusted EBITDA	$424	$4,652	$(1,114)	$(15,532)	$(11,570)

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